Exhibit 99.1
 FXIT Announces First Quarter 2011 Results

First Quarter Highlights:

NEW YORK, May 23, 2011 (BUSINESS WIRE) -- --2011 first quarter revenue of approximately $3.2 million represents approximately 42% of Triple 8 prior annual revenues

--EBITDA of approximately $130 thousand and gross profit of about $2.59 million

--Triple 8 Customer Trading Volume in Q1 2011 over 9 Billion compared to approximately 3.5 Billion in Q1 2010

FXIT (OTC: FXIT), a leading online provider of foreign exchange, or FX, trading and related services, Friday announced for the quarter ended March 31, 2011, consolidated revenue of $3.19 million. Consolidated EBITDA for the first quarter 2011 was $128 thousand.

"We believe FXIT delivered very strong growth in the quarter -- its quarterly revenue represent more than 42% from ALL of 2010 Triple 8 Limited's revenue, which was accomplished while Triple 8 relocated its off-shore operating division to bigger facilities. We believe this, along with the recruitment of new employees, will position the company to capitalize on the growing online forex market place" said Darren Dunckel, Chief Executive Officer.

"I am also excited about the progress we have made at Forex International Trading over the past quarter. We have been able to transition from a development stage company with minimal or no revenue to a consolidated operating company with over $3 million in revenue and EBITDA profitable for the first time. I look forward to continuing to execute our growth strategy" Mr. Dunckel continued.

Conference Call

As previously announced, FXIT will host a conference call to discuss the results as well as the Company's business outlook for the remainder of the year. The call will take place after the close of the market on Wednesday May 25, 2011 at 4:15 p.m. (EDT) and will be open to all shareholders and interested parties. The conference call will be conducted by President and CEO, Darren Dunckel, and will be available by dialing 712-432-0900. The conference ID number is 758771.

Selected Financial Information:

Consolidated
Quarter Ended
3/31/2011
UNAUDITED

Revenue

Net gain from foreign currency future operations	3,178,233

Consulting & Services	14,232

Total Revenue	3,192,465

Gross Profit	2,590,633

Total Other Operating Expenses	2,462,016

EBITDA	128,618

About Forex International Trading Corp.
Headquartered in New York, NY, Forex International Trading Corp. operates an offshore advanced online trading platform for Forex markets to non U.S. residents. The Company focuses on providing individual and institutional investors with a platform for buying and selling currencies, precious metals and commodity futures. The company's platforms allow self-directed, broker-assisted, and managed accounts. Through the platforms, customers have access to over 20 currencies and bullion deliveries. The Foreign Currency Market ("Forex" or "FX") is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platforms.

For more information, please visit: http://www.forex-international-trading.com
Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SOURCE: Forex International Trading Corp.

CONTACT:

Core Consulting Group Paul DeRiso, 925-465-6088 paul@coreconsultingroup.com